Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of the securities of Akamai Technologies, Inc. (“us,” “our,” “we” or the “Company”) registered under Section 12 of the Exchange Act is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and by-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 700,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share, of which 700,000 shares have been designated as shares of Series A Junior Participating Preferred Stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Exchange Act.
Common Stock
Voting Rights. Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Any matters, including the election of directors, to be voted upon by the stockholders at a meeting are decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting on such matter, except when a different vote is required by law, our certificate of incorporation or our by-laws. In any contested election of directors, a plurality standard will apply.
Dividends. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock.
Liquidation, Dissolution and Winding Up. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock.
Other Rights. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of our preferred stock.
Preferred Stock
Our board of directors is authorized to issue shares of additional shares of preferred stock in one or more series without stockholder approval. The board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The board’s ability to issue preferred stock will provide desirable flexibility in connection with possible acquisitions and other corporate purposes and could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of common stock.
Provisions of Our Certificate of Incorporation and By-laws and the DGCL That May Have Anti-Takeover Effects
Board of Directors and Removal of Directors by Stockholders. Our certificate of incorporation and by-laws provide (1) that (a) until the election of directors at the annual meeting scheduled to be held in 2021, the board of directors be divided into classes, with staggered terms, and (b) commencing with the election of directors at the annual meeting scheduled to be held in 2021, the classification of the board of directors will cease and directors will be elected for a term expiring at the next annual meeting of stockholders, (2) that (a) until the election of directors at the annual meeting scheduled to be held in 2021, directors may be removed only for cause by the vote of the holders of at least two-thirds of the shares of our capital stock entitled to vote, and (b) thereafter, directors may be removed, with or without cause, by the vote of the holders of a majority of the shares of our capital stock entitled to vote, and (3) that any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The number of directors comprising our board of directors is fixed from time to time by the board of directors.
The filling of vacancies and, until the election of directors at the annual meeting scheduled to be held in 2021, the classification of the board of directors and the limitations on the removal of directors could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.
No Action by Written Consent or Stockholder Right to Call Special Meetings; Advance Notice Provisions. Our certificate of incorporation and by-laws provide (1) that any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting, and (2) that special meetings of the stockholders may only be called by the chairman of the board of directors, the president, or by the board of directors. Our by-laws also provide that, in order for any matter to be considered “properly brought” before a meeting, a stockholder must comply with requirements regarding advance notice to us. These provisions could delay until the next stockholders’ meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder only at a duly called stockholders meeting, and not by written consent.
Amendments to Certificate of Incorporation and By-laws. Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or by-laws, unless a corporation’s certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock entitled to vote to amend or repeal the foregoing provisions of our certificate of incorporation regarding the election, removal and classification of members of the board of directors, special meetings of stockholders and written actions of stockholders in lieu of a meeting. Generally, our by-laws may be amended or repealed by a majority vote of the board of directors or the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. Changes to our by-laws regarding special meetings of stockholders, advance notice provisions, and the election, removal and classification of members of the board of directors, among others, require the vote of the holders of at least 75% of the shares of our capital stock entitled to vote. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series preferred stock that might be then outstanding.
Delaware Business Combination Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.